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Exhibit 99(a)(1)(i)

         This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank, lawyer, accountant or other professional advisor. For further information, you may also telephone (toll free within Canada and the United States) Computershare Trust Company of Canada, the depositary, at 1-800-564-6253. The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority in Canada or the U.S. Securities and Exchange Commission (the "SEC"), nor has any securities regulatory authority in Canada or the SEC passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

         This document does not constitute an offer or a solicitation to any person outside of the United States of America or Canada or in any state within the United States of America in which the Company (as defined herein) is prohibited from making such offer or solicitation by administrative or judicial action pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any state prohibiting the making of the Offer or the acceptance of Common Shares (as defined herein) (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that state, it will not market the Offer to, nor will it accept Common Shares from or on behalf of, Shareholders (as defined herein) from that state. To the extent that the Dealer Manager (as defined below) intends to engage in any activities in the United States for which registration as a broker-dealer is required, it will do so only through its U.S. registered broker-dealer, or otherwise as permitted by applicable U.S. law.

ATLANTIC POWER CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO US$25,000,000 OF ITS COMMON SHARES
AT A PURCHASE PRICE OF NOT LESS THAN US$1.95
AND NOT MORE THAN US$2.20 PER COMMON SHARE

         Atlantic Power Corporation ("Atlantic Power" or the "Company") hereby offers (the "Offer") to purchase from the holders (each, a "Shareholder") of the common shares of the Company (together with the purchase rights associated with such common shares, the "Common Shares"), up to US$25,000,000 (the "Maximum Purchase Amount") of the issued and outstanding Common Shares. The purchase price of any Common Share taken up by the Company will be determined in the manner described below but will be not less than US$1.95 and not more than US$2.20 per Common Share.

         The Offer and all deposits of Common Shares are on the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase"), the accompanying issuer bid circular (the "Circular" and, together with the Offer to Purchase, the "Offer and Circular") and the related letter of transmittal (the "Letter of Transmittal") and notice of guaranteed delivery (the "Notice of Guaranteed Delivery").

         The Offer will commence on March 25, 2020 and expire at 5:00 p.m. (Toronto time) (the "Expiration Time") on April 30, 2020, unless extended, varied or withdrawn by the Company (the "Expiration Date").

         The Offer is not conditional upon any minimum number of Common Shares being deposited under the Offer. However, the Offer is subject to certain conditions, and Atlantic Power expressly reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in Section 7 of the Offer to Purchase, "Conditions of the Offer" are satisfied or waived. The Company also reserves the right, subject to applicable law, to increase or waive the Maximum Purchase Amount in its sole discretion.

         Shareholders wishing to tender to the Offer may do so pursuant to: (i) auction tenders in which the tendering Shareholders specify the number of Common Shares being tendered at a price (the "Auction Price") of not less than US$1.95 and not more than US$2.20 per Common Share in increments of US$0.05 per Common Share (the "Auction Tenders"), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Common Share, but rather agree to have a specified number of Common Shares purchased at the Purchase Price to be determined by the Auction Tenders (the "Purchase Price Tenders").

         Promptly following the Expiration Date, the Company will determine a single price per Common Share (the "Purchase Price") (which will be not less than US$1.95 and not more than US$2.20 per Common Share) that it will pay for Common Shares validly deposited pursuant to the Offer and not withdrawn, taking into account the number of Shares deposited pursuant to the Auction Tenders and Purchase Price Tenders and the prices specified by Shareholders depositing Common Shares pursuant to Auction Tenders. For the purpose of determining the Purchase Price, Common Shares deposited pursuant to a Purchase Price Tender will be deemed to have been deposited at a price of US$1.95 per Common Share (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share that enables the Company to purchase the maximum number of Common Shares validly deposited and not properly withdrawn pursuant to the Offer having an aggregate purchase price not to exceed US$25,000,000.

         If the Purchase Price is determined to be US$1.95 (which is the minimum price per Common Share under the Offer), the maximum number of Common Shares that may be purchased by the Company is 12,820,512 Common Shares. If the Purchase Price is determined to be US$2.20 (which is the maximum price per Common Share under the Offer), the maximum number of Common Shares that may be purchased by the Company is 11,363,636 Common Shares. If no Auction Tenders or Purchase Price Tenders are made pursuant to the Offer, no Common Shares will be purchased by the Company. Common Shares validly deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Common Share specified by the Shareholder is greater than the Purchase Price. Shareholders who tender Common Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

         Each Shareholder who has validly deposited Common Shares and who has not withdrawn such Common Shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Common Shares purchased on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein. Atlantic Power will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of pro-ration and the preferential acceptance of odd lots described within. Common Shares taken up and paid for by the Company will be cancelled.

         The Purchase Price will be payable in U.S. dollars; however, Shareholders may elect to receive the Purchase Price in Canadian dollars as described in the Offer to Purchase. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder.

         If the aggregate purchase price for Common Shares validly deposited and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders would result in an aggregate purchase price in excess of US$25,000,000, then such deposited Common Shares will be purchased as follows: (i) first, the Company will purchase all Common Shares tendered at or below the Purchase Price by Shareholders who own fewer than 100 Common Shares (the "Odd Lot Holders") at the Purchase Price; and (ii) second, the Company will purchase additional deposited Common Shares at the Purchase Price on a pro rata basis according to the number of Common Shares deposited or deemed to be deposited at a price equal to or less than the Purchase Price by the depositing Shareholders, for an aggregate purchase price of US$25,000,000 less the aggregate purchase price of the Common Shares purchased from Odd Lot Holders. All Auction Tenders and Purchase Price Tenders will be subject to adjustment to avoid the purchase of fractional Common Shares (with fractions rounded down to the nearest whole Common Share). All payments to Shareholders will be subject to deduction of applicable withholding taxes. See Section 3 of the Offer to Purchase, "Number of Shares and Proration of Tenders".

         Certificates for all Common Shares not purchased under the Offer (including Common Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Common Shares all of which are not purchased) or replaced with new certificates representing the balance of Common Shares not purchased (in the case of certificates representing Common Shares of which less than all are purchased), promptly after the Expiration Date or termination of the Offer or the date of withdrawal of the Common Shares, without expense to the Shareholder. In the case of Common Shares tendered through book-entry transfer into the account of the Depositary (as defined herein) at DTC (as defined in the Offer to Purchase) or CDS (as defined in the Offer to Purchase), the Common Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

         The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "ATP" and on the New York Stock Exchange (the "NYSE") under the symbol "AT". On March 24, 2020, the last full trading day prior to the announcement of the Offer, the closing price per Common Share on the TSX and the NYSE was C$2.83 and US$2.00, respectively. The Offer would be for approximately 12% of the total number of issued and outstanding Common Shares if the Purchase Price is determined to be US$1.95 (which is the minimum price per Common Share under the Offer) or approximately 11% of the total number of issued and outstanding Common Shares if the Purchase Price is determined to be US$2.20 (which is the maximum price per Common Share under the Offer). Shareholders are urged to obtain current market quotations for the Common Shares.

         The Company's board of directors (the "Board of Directors") has authorized and approved the Offer. None of Atlantic Power, its directors, RBC Dominion Securities Inc., the financial advisor and the dealer manager to the Company in connection with the Offer (the "Dealer Manager"), or Computershare Trust Company of Canada, the depositary for the Offer (the "Depositary"), or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if deposited, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 14 of the Circular, "Canadian Federal Income Tax Considerations" and Section 15 of the Circular, "United States Federal Income Tax Considerations".

         In accordance with applicable Canadian and U.S. securities laws, Atlantic Power has suspended purchases of its Common Shares and convertible debentures pursuant to its current normal course issuer bid ("NCIB") commenced on December 31, 2019 until after the Expiration Date or date of termination of the Offer. During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 4,780,026 Common Shares under its NCIBs.

         No person has been authorized to make any recommendation on behalf of Atlantic Power as to whether a Shareholder should deposit or refrain from depositing Common Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the accompanying Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Atlantic Power or its Board of Directors.

         Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit.

         Shareholders wishing to deposit all or any portion of their Common Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares" and the related Letter of Transmittal and Notice of Guaranteed Delivery for further details.

         Any questions or requests for assistance may be directed to the Dealer Manager or the Depositary, at the addresses and telephone and facsimile numbers set forth on the back cover page of the Offer and Circular.

The Offer will commence on March 25, 2020 and expire at 5:00 p.m. (Toronto time) on April 30, 2020, unless extended, varied or withdrawn by the Company.

March 25, 2020

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Offer constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, "forward-looking statements"). Forward-looking statements can be identified by the use of words such as "plans", "expects", "does not expect", "is expected", "budget", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", "believes", "outlook", "objective", or "continue", or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Offer, the timing of the take up and payment for the Common Shares deposited under the Offer and the Company's objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance and business prospects and opportunities. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in this Offer and Circular containing forward-looking statements are qualified by these cautionary statements.

        Forward-looking statements are based on information available at the time they are made, underlying estimates and assumptions made by management and management's good faith belief with respect to future events, performance and results, and are subject to inherent risks and uncertainties surrounding future expectations generally. Such risks and uncertainties include, but are not limited to, satisfaction or waiver of the conditions to the Offer, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer, the extent to which Shareholders determine to tender their Common Shares to the Offer and the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in the Company's other filings available under the Company's profile on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com and on EDGAR at www. sec.gov. These risks include, without limitation:

  •
  the expiration or termination of Power Purchase Agreements ("PPAs") and our ability to renew or enter into new PPAs on favorable terms or at all;

  •
  the dependence of our projects on their electricity and thermal energy customers;

  •
  exposure of certain of our projects to fluctuations in the price of electricity or natural gas;

  •
  the dependence of our projects on third-party suppliers;

  •
  projects not operating according to plan;

  •
  risks inherent in the use of derivative instruments;

  •
  the effects of weather, which affects demand for electricity and fuel as well as operating conditions;

  •
  revenues from hydropower plants are highly dependent on precipitation and associated weather events;

  •
  the adequacy of our insurance coverage, the timeliness of our insurance payouts, and our estimates of insurance coverage;

  •
  risks beyond our control, including but not limited to geopolitical crises, acts of terrorism or related acts of war, natural disasters, pandemics (including potentially in relation to the novel COVID-19) or other catastrophic events and their collateral consequences, including extended disruption of economic activity in our markets;

  •
  increased competition, including for acquisitions;

  •
  our limited control over the operation of certain minority-owned projects;

  •
  transfer restrictions on our equity interests in certain projects;

  •
  the impact of hostile cyber intrusions;

  •
  labor disruptions;

  •
  our pension plan may require additional future contributions;

  •
  our ability to retain, motivate and recruit executives and other key employees;

  •
  the impact of significant energy, environmental and other regulations on our projects;

  •
  noncompliance with federal reliability standards may subject us and our projects to penalties;

  •
  additional regulatory requirements mandating limitations on greenhouse gas emissions or requiring efficiency improvements;

  •
  the impact of Canadian and U.S. federal income tax laws on our business;

  •
  the impact of our failure to comply with the U.S. Foreign Corrupt Practices Act and/or Canadian Corruption of Foreign Public Officials Act;

  •
  the impact of failure to fully comply with Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  our ability to service our debt obligations or generate sufficient cash flow to pay preferred dividends;

  •
  our indebtedness and financing arrangements and the terms, covenants and restrictions included in our Credit Facilities;

  •
  the discontinuation, reform or replacement of LIBOR;

  •
  exchange rate fluctuations;

  •
  the impact of downgrades in our credit rating or the credit rating of our outstanding debt securities, and changes in our creditworthiness;

  •
  our ability to access liquidity for the ongoing operation of our business and the execution of our business plan or any potential options, which may involve one or more of the use of cash on hand, the issuance of additional corporate debt or equity securities and the incurrence of privately-placed bank or institutional non-recourse operating level debt;

  •
  unstable capital and credit markets;

  •
  the anti-takeover protections in the British Columbia Business Corporations Act and our Articles of Continuance;

  •
  U.S., Canadian, and/or global economic uncertainty;

  •
  the impact of impairment of goodwill, long-lived assets or equity method investments; and

  •
  increasing competition.

v

        Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any consequent worsening of the global business and economic environment. The Company cautions readers that this list of factors is not exhaustive and that should certain risks or uncertainties materialize, or should underlying estimates or assumptions prove incorrect, actual events, performance and results may vary significantly from those expected. For the avoidance of doubt, the above-mentioned Uniform Resource Locators ("URLs") given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Offer and Circular nor should the contents of such web sites be deemed to be incorporated into the Offer and Circular.

        There can be no assurance that the actual results, performance, events or activities anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements. Other than as required by applicable securities laws, the Company does not update or revise any such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION FOR UNITED STATES SHAREHOLDERS

        This Offer is made by Atlantic Power, a Canadian issuer, for its own securities, and the Offer to Purchase and accompanying Circular has been prepared by Atlantic Power in accordance with the disclosure requirements of applicable Canadian law and U.S. law. The Canadian disclosure requirements may be different from those of the United States. In addition, the format and presentation of the Offer to Purchase and Circular generally follow Canadian market practice.

        The Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Issuer Bid Circular—Additional Information".

        The Company is a corporation organized under the laws of British Columbia, Canada. Some of the Company's directors do not reside in the United States, and all or a significant portion of their assets are not located in the United States. As a result, Shareholders may not be able to effect service of process within the United States upon these persons or enforce against them any judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Also, a significant percentage of the Company's assets are not located in the United States. There is doubt as to the enforceability in other jurisdictions, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws.

TAXATION

        Shareholders should be aware that acceptance of the Offer and disposition of the Common Shares as described herein may have tax consequences both in the United States and in Canada. Shareholders are urged to review Section 14 of the Circular, "Canadian Federal Income Tax Considerations" for certain details concerning the Canadian federal income tax consequences applicable to acceptance of the Offer and a disposition of the Common Shares as described herein. Shareholders are also urged to review Section 15 of the Circular, "United States Federal Income Tax Considerations" for certain details concerning the United States federal income tax consequences applicable to acceptance of the Offer and a disposition of the Common Shares as described herein. Shareholders should consult their own tax advisors regarding the consequences of acceptance of the Offer and disposition of the Common Shares.

 CURRENCY

        In the Offer and the Circular, references to "US$" and "U.S. dollars" are to the lawful currency of the United States and references to "C$" and "Canadian dollars" are to the lawful currency of Canada.

        The following table sets forth, for each period indicated: (i) the high and low average exchange rates during such period; (ii) the average exchange rates for such period; and (iii) the daily average exchange rate at the end of such period, for one U.S. dollar, expressed in Canadian dollars, as quoted by the Bank of Canada. On March 24, 2020, the daily average exchange rate as quoted by the Bank of Canada was US$1.00 = C$1.4491.

	Twelve Months Ended December 31
	2019		2018		2017
High	C$	1.3600	C$	1.3642	C$	1.3743
Low	C$	1.2988	C$	1.2288	C$	1.2128
Average	C$	1.3269	C$	1.2957	C$	1.2986
Period End	C$	1.2988	C$	1.3642	C$	1.2545

Source: Bank of Canada

SUMMARY

        This general summary is solely for the convenience of Shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer.

The Offer	Subject to the terms and conditions of the Offer, Atlantic Power hereby offers to purchase up to US$25,000,000 of its Common Shares.
Common Shares taken up and paid for by the Company will be cancelled.
Expiration Date
The Offer will commence on March 25, 2020 and expire at 5:00 p.m. (Toronto time) on April 30, 2020, unless extended, varied or withdrawn by the Company. See Section 8 of the Offer to Purchase, "Extension and Variation of the Offer".

Atlantic Power has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking-up Common Shares which have been properly deposited under the Offer and not withdrawn before the original Expiration Date. See Section 6 of the Offer to Purchase, "Extension and Variation of the Offer".
Methods of Tender	Shareholders wishing to tender to the Offer may do so pursuant to:
a)
Auction Tenders in which the tendering Shareholders specify the number of Common Shares being tendered and an Auction Price of not less than US$1.95 and not more than US$2.20 per Common Share in increments of US$0.05 per Common Share; or
b)
Purchase Price Tenders in which the tendering Shareholders do not specify a price per Common Share, but rather agree to have a specified number of Common Shares purchased at the Purchase Price to be determined by the Auctions Tenders.
Shareholders may deposit different Common Shares pursuant to Auction Tenders and Purchase Price Tenders.

If a Shareholder wishes to deposit Common Shares in separate lots at a different price for each lot, that Shareholder must complete a separate Letter of Transmittal (and, if applicable, a Notice of Guaranteed Delivery) for each price at which the Shareholder is depositing Common Shares. A Shareholder may not deposit the same Common Shares pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. See Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares".

Purchase Price	The Purchase Price will be determined by the Company in the manner described in Section 2 of the Offer to Purchase, "Purchase Price" but will be not less than US$1.95 and not more than US$2.20 per Common Share, taking into account the Auction Prices and the number of Common Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price per Common Share that enables the Company to purchase the maximum number of Common Shares properly tendered and not properly withdrawn pursuant to the Offer having an aggregate purchase price not to exceed US$25,000,000.
All Common Shares purchased by the Company pursuant to the Offer will be purchased at the same Purchase Price.
The Company will return all Common Shares not purchased under the Offer, including Common Shares not purchased as a result of proration or invalid tender, promptly after the Expiration Date.
Number of Common Shares to be Purchased
The Company will purchase Common Shares under the Offer up to a maximum aggregate amount of US$25,000,000. If the Purchase Price is determined to be US$1.95 (which is the minimum price per Common Share under the Offer), the maximum number of Common Shares that may be purchased by the Company is 12,820,512 Common Shares. If the Purchase Price is determined to be US$2.20 (which is the maximum price per Common Share under the Offer), the maximum number of Common Shares that may be purchased by the Company is 11,363,636 Common Shares. Since Atlantic Power will be unable to determine the Purchase Price until after the Expiration Date, Atlantic Power will not determine the exact number of Common Shares that it will purchase until after the Expiration Date.
Payment Date	Atlantic Power will take up and pay for the Common Shares promptly after the Expiration Date and in any event within three business days after the Expiration Date.
Currency of Payment
The Purchase Price will be denominated in United States dollars. All Shareholders who tender their Shares to the Offer will receive the same Purchase Price. However, Shareholders may elect to use the Depositary's currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder.

Pro-ration	If the aggregate purchase price for Common Shares validly deposited and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders would result in an aggregate purchase price in excess of US$25,000,000, then such deposited Common Shares will be purchased as follows: (i) first, the Company will purchase all Common Shares tendered at or below the Purchase Price by Shareholders who own fewer than 100 Common Shares (the "Odd Lot Holders") at the Purchase Price; and (ii) second, the Company will purchase additional deposited Common Shares at the Purchase Price on a pro rata basis according to the number of Common Shares deposited or deemed to be deposited at a price equal to or less than the Purchase Price by the depositing Shareholders, for an aggregate purchase price of US$25,000,000 less the aggregate purchase price of the Common Shares purchased from Odd Lot Holders. All Auction Tenders and Purchase Price Tenders will be subject to adjustment to avoid the purchase of fractional Common Shares (with fractions rounded down to the nearest whole Common Share). All payments to Shareholders will be subject to deduction of applicable withholding taxes. See Section 3 of the Offer to Purchase, "Number of Shares and Proration of Tenders".
Maximizing the Chance that a Shareholder's Common Shares will be Purchased
Shareholders wishing to maximize the chance that their Common Shares will be purchased should tender them by "Purchase Price Tender", indicating that they will accept the Purchase Price that Atlantic Power determines in accordance with the terms of the Offer. Shareholders should understand that this election will have the same effect as if they have selected the minimum Purchase Price of US$1.95 per Common Share, although the actual price per Common Share paid to Shareholders, if the Offer is completed, will be the Purchase Price, determined in accordance with the terms of the Offer. The actual price per Common Share paid to Shareholders may be equal to or higher than the minimum Purchase Price of US$1.95 per Share. All tenders, including "Purchase Price Tenders", will be subject to proration (except for Common Shares purchased from Odd Lot Holders). See Section 3 of the Offer to Purchase, "Number of Shares and Proration of Tenders".

Delivery Procedures	To validly deposit Common Shares pursuant to the Offer, (i) the certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Common Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its office in Toronto, Ontario, set forth on the back cover of the Offer and Circular, prior to the Expiration Date, (ii) the guaranteed delivery procedure described in Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares" must be followed, or (iii) such Common Shares must be transferred pursuant to the procedures for book-entry transfer described in Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares" (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation and an Agent's Message (each as defined below) if the depositing Shareholder has not delivered or been deemed to have delivered a Letter of Transmittal).

A Shareholder who wishes to deposit Common Shares under the Offer and who holds Common Shares through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Common Shares under the Offer.
See Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares".
Brokerage Commissions
Shareholders depositing Common Shares will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Common Shares pursuant to the Offer.
Conditions of the Offer
The obligation of the Company to take up and pay for any Common Shares deposited under the Offer is subject to the conditions described in Section 7 of the Offer to Purchase, "Conditions of the Offer".

Withdrawal Rights	Deposited Common Shares may be withdrawn at any time (i) prior to the Expiration Date, (ii) if the Common Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Common Shares, (iii) if the Common Shares have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment by May 20, 2020, which is 40 business days after the commencement of the Offer. See Section 6 of the Offer to Purchase, "Withdrawal Rights".
Position of the Company, its Directors, the Dealer Managers and the Depositary
None of Atlantic Power, its directors, the Dealer Managers, the Depositary, or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or a portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit.
Directors, Officers and Insiders
To the knowledge of the Company, after reasonable inquiry, no director or officer of the Company, no associate or affiliate of a director or officer of the Company, no insider of the Company (other than a director or officer) and no person or company acting jointly or in concert with the Company, has indicated any present intention to deposit any of such person's or company's Common Shares pursuant to the Offer.
Continuance of Atlantic Power as a Public Corporation
Atlantic Power does not believe that its purchase of Common Shares through the Offer will cause its remaining Common Shares to be de-listed from the NYSE or the TSX or cause Atlantic Power to be eligible for deregistration under the Exchange Act. See Section 3 of the Circular, "Purpose and Effect of the Offer".
Tax Considerations
Shareholders should carefully consider the income tax consequences of depositing Common Shares to the Offer. See Section 14 of the Circular, "Canadian Federal Income Tax Considerations" and Section 15 of the Circular "United States Federal Income Tax Considerations". Shareholders should consult their own tax advisors regarding the consequences of acceptance of the Offer.

Trading Information	On March 24, 2020, the last full trading day prior to the announcement by Atlantic Power of the Offer, the closing price per Common Share on the NYSE and the TSX was US$2.00 and C$2.83, respectively. Shareholders are urged to obtain current market quotations for the Common Shares.
Further Information
For further information regarding the Offer, Shareholders may contact the Dealer Manager or the Depositary, or consult their own brokers. The contact information for the Dealer Manager and the Depositary is set forth on the back cover of this Offer and Circular.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ATLANTIC POWER AS TO WHETHER SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING COMMON SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER TO PURCHASE, THE ACCOMPANYING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ATLANTIC POWER OR ITS BOARD OF DIRECTORS.

        NONE OF ATLANTIC POWER, ITS DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ALL OR ANY PORTION OF THEIR COMMON SHARES UNDER THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING THEIR COMMON SHARES, AND, IF DEPOSITED, THE AMOUNT OF THEIR COMMON SHARES TO DEPOSIT. SHAREHOLDERS ARE STRONGLY URGED TO REVIEW AND EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND CIRCULAR, TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS, AND TO MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT COMMON SHARES TO THE OFFER AND, IF SO, WHAT NUMBER OF COMMON SHARES TO DEPOSIT.

OFFER TO PURCHASE

To the Shareholders of Atlantic Power Corporation:

1. The Offer

        Atlantic Power Corporation ("Atlantic Power" or the "Company") hereby offers (collectively, the "Offer") to purchase from the holders (the "Shareholders") of common shares of the Company (together with the purchase rights associated with such common shares, the "Common Shares") up to US$25,000,000 (the "Maximum Purchase Amount") of the issued and outstanding Common Shares.

        The Offer will commence on March 25, 2020 and expire at 5:00 p.m. (Toronto time) on April 30, 2020, unless extended, varied or withdrawn by the Company (the "Expiration Date").

        Each Shareholder who has properly deposited Common Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender and who has not withdrawn such Common Shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Common Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein.

        The Company will return all Common Shares not purchased under the Offer (including Common Shares not purchased because of proration) or properly withdrawn before the Expiration Date, promptly after the Expiration Date or termination of the Offer, or the date of withdrawal of such Common Shares.

        THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF COMMON SHARES BEING DEPOSITED UNDER THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, AND ATLANTIC POWER EXPRESSLY RESERVES THE RIGHT TO WITHDRAW THE OFFER AND NOT TAKE UP AND PAY FOR ANY COMMON SHARES DEPOSITED UNDER THE OFFER UNLESS THE CONDITIONS DESCRIBED IN SECTION 7 OF THIS OFFER TO PURCHASE, "CONDITIONS OF THE OFFER" ARE SATISFIED OR WAIVED. SEE SECTION 7 OF THIS OFFER TO PURCHASE.

2. Purchase Price

        Promptly following the Expiration Date, the Company will determine the Purchase Price (which will be not less than US$1.95 and not more than US$2.20 per Common Share) that it will pay for Common Shares validly deposited pursuant to the Offer and not withdrawn, taking into account the number of Common Shares deposited pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by Shareholders depositing Common Shares pursuant to Auction Tenders. For the purpose of determining the Purchase Price, Common Shares deposited pursuant to a Purchase Price Tender will be deemed to have been deposited at a price of US$1.95 per Common Share (which is the minimum price per Common Share under the Offer). The Purchase Price will be the lowest price per Common Share that enables the Company to purchase the maximum number of Common Shares validly deposited and not properly withdrawn pursuant to the Offer having an aggregate purchase price not to exceed US$25,000,000.

        If no Auction Tenders or Purchase Price Tenders are made pursuant to the Offer, no Common Shares will be purchased by the Company. If the Purchase Price is determined to be US$1.95 (which is the minimum price per Common Share under the Offer), the maximum number of Common Shares that may be purchased by the Company is 12,820,512 Common Shares. If the Purchase Price is determined to be US$2.20 (which is the maximum price per Common Share under the Offer), the maximum number of Common Shares that may be purchased by the Company is 11,363,636 Common Shares.

        Shareholders who tender Common Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

        All Common Shares purchased by the Company pursuant to the Offer (including Common Shares tendered at Auction Prices below the Purchase Price) will be purchased at the Purchase Price. Atlantic Power will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of pro-ration or invalid tenders, or properly withdrawn before the Expiration Date. All payments to Shareholders will be subject to deduction of applicable withholding taxes.

        Each registered Shareholder who has tendered Common Shares under the Offer will receive payment of the Purchase Price for purchased Shares in U.S. dollars, unless such Shareholder exercises the applicable election in the Letter of Transmittal to use the Depositary's currency exchange services to convert payment of the Purchase Price of the tendered Shares into Canadian dollars as described below. There is no additional fee payable by Shareholders who elect to use the Depositary's currency exchange services.

        Each non-registered or beneficial Shareholder who has tendered Shares under the Offer will receive payment of the Purchase Price for purchased Common Shares in U.S. dollars, unless such non-registered Shareholder contacts the intermediary in whose name such Shareholder's shares are registered and requests that the intermediary make an election on its behalf to receive the Purchase Price in Canadian dollars as described below.

        The exchange rate that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate available from Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

3. Number of Shares and Proration of Tenders

        As of March 24, 2020, there were 105,502,338 Common Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 12% of the total number of issued and outstanding Common Shares if the Purchase Price is determined to be US$1.95 (which is the minimum price per Common Share under the Offer). If the Purchase Price is determined to be US$2.20 (which is the maximum price per Common Share under the Offer), the Offer is for a maximum of approximately 11% of the total number of issued and outstanding Common Shares. The Offer is not conditional upon any minimum number of Common Shares being properly deposited under the Offer.

        If the aggregate purchase price for Common Shares validly deposited and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders would result in an aggregate purchase price in excess of US$25,000,000, then such deposited Common Shares will be purchased as follows: (i) first, the Company will purchase all Common Shares tendered at or below the Purchase Price by Odd Lot Holders (as defined below) at the Purchase Price; and (ii) second, the Company will purchase additional deposited Common Shares at the Purchase Price on a pro rata basis according to the number of Common Shares deposited or deemed to be deposited at a price equal to or less than the Purchase Price by the depositing Shareholders, for an aggregate purchase price of US$25,000,000 less the aggregate purchase price of the Common Shares purchased from Odd Lot Holders. All Auction Tenders and Purchase Price Tenders will be subject to adjustment to avoid the purchase of fractional Common Shares (with fractions rounded down to the nearest whole Common Share).

        For purposes of the Offer, the term "Odd Lots" means all Common Shares validly tendered at or below the Purchase Price by Shareholders who own, as of the close of business on the Expiration Date, fewer than 100 Shares (the "Odd Lot Holders"). As set out above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Common Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Common Shares even if holders have separate share certificates for fewer than 100 Common Shares or hold fewer than 100 Common Shares in different accounts. Any Odd Lot Holder wishing to tender all Common Shares beneficially owned, without proration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

4. Manner and Time of Acceptance

        Each Shareholder who has properly deposited Common Shares and who has not withdrawn such Common Shares will receive the Purchase Price for all Common Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

        The Board of Directors of Atlantic Power, has authorized and approved the Offer. None of Atlantic Power, its directors, RBC Dominion Securities Inc., the financial advisor and dealer manager to the Company with respect to the Offer (the "Dealer Manager"), or Computershare Trust Company of Canada, the depositary for the Offer (the "Depositary"), or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 14 of the Circular, "Canadian Federal Income Tax Considerations" and Section 15 of the Circular, "United States Federal Income Tax Considerations".

        The accompanying Circular and related Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.

        If the aggregate purchase price for Common Shares validly deposited and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders would result in an aggregate purchase price in excess of US$25,000,000, then such deposited Common Shares will be purchased as follows: (i) first, the Company will purchase all Common Shares tendered at or below the Purchase Price by Odd Lot Holders at the Purchase Price; and (ii) second, the Company will purchase additional deposited Common Shares at the Purchase Price on a pro rata basis according to the number of Common Shares deposited or deemed to be deposited at a price equal to or less than the Purchase Price by the depositing Shareholders, for an aggregate purchase price of US$25,000,000 less the aggregate purchase price of the Common Shares purchased from Odd Lot Holders. All Auction Tenders and Purchase Price Tenders will be subject to adjustment to avoid the purchase of fractional Common Shares (with fractions rounded down to the nearest whole Common Share).

        Promptly after the Expiration Date or termination of the Offer, Atlantic Power will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of pro-ration.

5. Procedure for Depositing Common Shares

Proper Deposit of Common Shares

        To validly deposit Common Shares pursuant to the Offer, (i) the certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Common Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its office in Toronto, Ontario, set forth on the back cover of the Offer and Circular, prior to the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Common Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation and an Agent's Message (each as defined below) if the depositing Shareholder has not delivered or been deemed to have delivered a Letter of Transmittal). The term "Book-Entry Confirmation" means a confirmation of a book-entry transfer of a Shareholder's Common Shares into the Depositary's account at CDS or DTC (each as defined below), as applicable. The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the depositing participant, which acknowledgement states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against the participant. If a Shareholder desires to deposit Common Shares in separate lots, such Shareholder must complete a separate Letter of Transmittal (and, if applicable, a Notice of Guaranteed Delivery) for each lot.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Common Shares exactly as the name of the registered holder appears on the Common Share certificate deposited therewith, and payment is to be made directly to such registered holder, or (ii) Common Shares are deposited for the account of a Canadian Schedule I chartered bank, a commercial bank or trust company in the United States, a member of the Securities Transfer Agent Medallion Program ("STAMP"), a member of the Stock Exchanges Medallion Program ("SEMP") or a member of the New York Stock Exchange Inc. Medallion Signature Program ("MSP") (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Industry Regulatory Organization of Canada ("IIROC"), members of the Financial Industry Regulatory Authority ("FINRA") or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal. If a certificate representing Common Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Common Shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.

        A Shareholder who wishes to deposit Common Shares under the Offer and who holds Common Shares through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Participants of CDS Clearing and Depository Services Inc. ("CDS") and Depository Trust Company ("DTC") should contact CDS or DTC with respect to the deposit of Common Shares under the terms of the Offer.

Book-Based Transfer Procedures

        Shareholders in Canada may also accept the Offer by following the procedures for book-based transfer, provided that a confirmation of the book-based transfer of such Common Shares through CDS online tendering system into the Depositary's account at CDS is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-based transfer of holders' Common Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Common Shares through using the CDS book-based transfer system will constitute a valid tender under the Offer.

        Shareholders, through their respective CDS participants, who utilize the CDSX online system to accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS are deemed to have completed the Letter of Transmittal and therefore such instructions received by the Depositary are considered as a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

        The Depositary has established an account with respect to the Common Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Common Shares by causing DTC to transfer such Common Shares into the Depositary's account in accordance with DTC's procedures for such transfer.

        Although delivery of the Common Shares may be effected under the Offer through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Common Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Holders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.

Method of Delivery

        The method of delivery of certificates representing Common Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Common Shares are to be sent by mail or registered mail, ensuring the package is properly insured, it is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a Common Share certificate representing Common Shares will only be made upon actual receipt of such Common Share certificate representing Common Shares by the Depositary.

Guaranteed Delivery

        If a Shareholder wishes to deposit Common Shares pursuant to the Offer and cannot deliver certificates for such Common Shares or time will not permit all required documents to reach the

Depositary by the Expiration Date, such Common Shares may nevertheless be deposited if all of the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at its Toronto office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

  (c)
  the certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or Agent's Message in lieu thereof relating to such Common Shares, with signatures that are guaranteed, if so required, in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Toronto Time) on or before the second trading day on the Toronto Stock Exchange ("TSX") after the Expiration Date.

        The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by e-mail transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Common Shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or Agent's Message in lieu thereof relating to such Common Shares with signatures that are guaranteed, if so required, and any other documents required by the Letter of Transmittal.

        The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Determination of Validity, Rejection and Notice of Defect

        All questions as to the number of Common Shares to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Common Shares will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. Atlantic Power reserves the absolute right to reject any deposits of Common Shares determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company's counsel, be unlawful. Atlantic Power also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Common Shares and Atlantic Power's interpretation of the terms of the Offer (including these instructions and the related Letter of Transmittal) will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. No individual deposit of Common Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as Atlantic Power shall determine. None of Atlantic Power, the Depositary or any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

        Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price to any person depositing Common Shares regardless of any delay in making payment, including any delay in making payment to any person using the guaranteed delivery procedures, and the payment for Common Shares deposited pursuant to the guaranteed delivery procedures will be the same as that for Common Shares delivered to the Depositary on or prior to the Expiration Date, even if the Common Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary at such date and, therefore, payment by the Depositary on account of such Common Shares is not made until after the date the payment for the Common Shares accepted for payment pursuant to the Offer is to be made by the Company.

Compliance with "Short Tendering" Rule

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to deposit securities in a partial tender offer for his, her or its own account unless the person so depositing such securities (a) has a "net long position" in the Common Shares being tendered or equivalent securities at least equal to the Common Shares tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Common Shares complies in all respects with Rule 14e-4. It is a violation of Rule 14e-4 for a person (acting alone or in concert with others), directly or indirectly, to tender Common Shares for that person's own account unless, at the time of tender and at the end of the pro-ration period or period during which Common Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount of (A) Common Shares tendered, or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Common Shares tendered, and upon acceptance of such person's tender, will acquire such Common Shares for tender by conversion, exchange or exercise of such other securities, and will deliver or cause to be delivered the Common Shares within the period specified in, and in accordance with the terms of, the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Shares to the Offer under any of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company with respect to the Offer upon the terms and conditions of the Offer, as well as the depositing Shareholder's representation and warranty that (a) such Shareholder has a net long position in the Common Shares being tendered to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the deposit of such Common Shares complies with Rule 14e-4.

Formation of Agreement

        The proper deposit of Common Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Time on the Expiration Date, upon the terms and subject to the conditions of the Offer contained herein and in the Letter of Transmittal.

6. Withdrawal Rights

        Except as otherwise provided in this Section 6 or otherwise required or permitted by applicable laws, all deposits of Common Shares pursuant to the Offer will be irrevocable. Common Shares deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time (i) prior to the Expiration Date, (ii) if the Common Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Common Shares, (iii) if the Common Shares have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment by May 20, 2020, which is 40 business days after the commencement of the Offer.

        For a withdrawal to be effective, a written or a printed copy of a notice of withdrawal must be actually received in a timely manner by the Depositary at the place of deposit of the relevant Common Shares. Any such notice of withdrawal must be signed by or on behalf of the person(s) who signed the Letter of Transmittal or Notice of Guaranteed Delivery that accompanied the Common Shares being withdrawn and must specify the name of the person(s) who deposited the Common Shares to be withdrawn, the name of the registered Shareholder(s), if different from that of the person(s) who deposited such Common Shares, and the number of Common Shares to be withdrawn. If the certificates have been delivered or otherwise identified to the Depositary then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Common Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Common Shares deposited by an Eligible Institution or if the notice of withdrawal is signed by the registered Shareholder(s) exactly as the name(s) of the registered Shareholder(s) appears on the certificate representing the Common Shares deposited with the Letter of Transmittal. A withdrawal of Common Shares deposited pursuant to the Offer can be accomplished only in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice.

        A Shareholder who wishes to withdraw Common Shares under the Offer and who holds Common Shares through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Common Shares under the Offer. Participants of CDS or DTC should contact CDS or DTC, respectively, with respect to the withdrawal of Common Shares under the Offer. A Shareholder's investment dealer, broker, bank, trust company or other nominee may set deadlines for the withdrawal of Common Shares deposited under the Offer that are earlier than those specified herein.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. None of the Company, the Depositary or any other person will be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

        Any Common Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 5 of this Offer to Purchase, "Procedure for Depositing Common Shares".

        If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Common Shares or is unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Common Shares, and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section 6.

7. Conditions of the Offer

        Notwithstanding any other provision of the Offer and subject to applicable law, including Rule 14e-1(c) of the Exchange Act, the Company shall not be required to accept for purchase, to purchase or to pay for any Common Shares deposited, and may withdraw, terminate, cancel or amend the Offer or extend the period of time during which the Offer is open if, at any time before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company, in its reasonable judgment, to have occurred) which, in the Company's reasonable judgment, in any such case and regardless of the circumstances (excluding any action or inaction by the Company), makes it inadvisable to proceed with the Offer:

  (a)
  there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

  (i)
  challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Common Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

  (ii)
  that otherwise, in the reasonable judgment of the Company, has or may have a material adverse effect on the Common Shares or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

  (b)
  there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that would directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would prohibit, prevent, restrict or delay consummation of the Offer or would materially impair the contemplated benefits of the Offer to the Company or otherwise make it inadvisable, in the reasonable judgment of the Company, to proceed with the Offer;

  (c)
  there shall have occurred:

  (i)
  any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States for a period in excess of three consecutive trading hours,

  (ii)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

  (iii)
  a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, the United States or any other country or region in which the Company or its subsidiaries maintain significant business activities;

  (iv)
  any limitation by any government or governmental authority or regulatory or administrative authority or agency or any other event that materially affects the extension of credit by banks or other lending institutions to the Company;

    (v)
    any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company's business, operations or prospects or the trading in, or value of, the Common Shares;

    (vi)
    any significant slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease including but not limited to the recent COVID-19 viral outbreak, which diminishes general economic activity to a degree sufficient to materially reduce demand for electricity consumption or else materially disrupts the Company's ability to produce energy;

    (vii)
    any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount greater than 15% since the close of business on March 24, 2020, as measured at any time prior to the Expiration Date;

    (viii)
    any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount greater than 15% since the close of business on March 24, 2020, as measured immediately prior to the Expiration Time;

    (ix)
    any decrease in the market price of the Common Shares in an amount greater than 10% since the close of business on March 24, 2020, as measured at any time prior to the Expiration Date;

    (x)
    any decrease in the market price of the Common Shares in an amount greater than 10% since the close of business on March 24, 2020, as measured immediately prior to the Expiration Time; or

    (xi)
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (d)
  there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, individually or in the aggregate, has, have or would reasonably be expected to have material adverse significance with respect to the Company and its subsidiaries taken as a whole;

  (e)
  any take-over bid or tender or exchange offer with respect to some or all of the securities of Atlantic Power, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving Atlantic Power or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

  (f)
  the Company shall have concluded, in its reasonable discretion, that the Offer or the take-up and payment for any or all of the Common Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation, including the exemption from the obligation to take-up and Common Shares in the event the Offer is extended in certain circumstances, are not available or not available on terms reasonably acceptable to the Company in respect of the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Offer;

  (g)
  any change shall have occurred or been proposed to the Income Tax Act (Canada) (including the regulations thereto, the "Tax Act"), the application thereof pursuant to any judicial decision or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the reasonable judgement of the Company, is detrimental to Atlantic Power, its subsidiaries or affiliates or a Shareholder, or with respect to making the Offer or taking up and paying for the Common Shares pursuant to the Offer;

  (h)
  the Company shall have determined, in its reasonable discretion, that the consummation of the Offer and the purchase of the Common Shares may cause the Common Shares to be delisted from the TSX or NYSE; or

  (i)
  the Company shall have determined, in its reasonable discretion, that the Company would be subject to Part VI.1 tax under the Tax Act in connection with the Offer.

        Any waiver of a condition, or the withdrawal of the Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. Atlantic Power, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the NYSE, the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO filed with the SEC with respect to the Offer. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Common Shares deposited under the Offer and the Depositary will, promptly, return all certificates for deposited Common Shares and any related documents to the parties by whom they were deposited.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, or may be waived by the Company, in its sole discretion, in whole or in part at any time, at or prior to the Expiration Date (other than those involving the receipt of any requisite government approvals), provided that any condition waived in whole or in part will be waived with respect to all Common Shares tendered. Each of the foregoing conditions must be satisfied or waived at or prior to the Expiration Date. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 7 will be final and binding on all parties, except as otherwise determined in a subsequent judicial proceeding in a court by competent jurisdiction or as required by law.

8. Extension and Variation of the Offer

        Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 7 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, promptly thereafter, a copy of the notice in the manner set forth in Section 13 of this Offer to Purchase, "Notice". Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the NYSE, the TSX and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO with the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or waives a condition of the Offer that results in a material change to the circumstances of the Offer, the Company will disseminate additional offer materials (including tender offer materials) and extend the Offer (including the time within which to withdraw deposits) to the extent required by applicable law.

        Atlantic Power has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking-up Common Shares which have been properly deposited under the Offer and not withdrawn before the original Expiration Date. If such regulatory relief is not obtained, the Company will not be permitted, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date.

        Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Common Shares may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Where the terms of the Offer are varied for the sole purpose of waiving a condition of the Offer, the period during which Common Shares may be deposited pursuant to the Offer shall not expire before five business days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, in the event that the Company either (a) reduces or increases the number of Common Shares subject to the Offer or (b) reduces or increases the Purchase Price for the Common Shares, the Company will extend the Offer as required by Rule 14e-1 under the Exchange Act. During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 6 of this Offer to Purchase, "Withdrawal Rights". An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 7 of this Offer to Purchase, "Conditions of the Offer".

        There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offer. Any such extension, delay, termination or amendment will be followed promptly by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, PRNewswire, or as otherwise required by law.

        The Company also expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Common Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 7 of this Offer to Purchase, "Conditions of the Offer", and/or (ii) at any time or from time to time to amend the Offer in any respect, including, subject to applicable law, increasing or waiving the Maximum Purchase Amount.

        If the Company terminates the Offer without purchasing any Common Share deposited pursuant to the Offer, it will promptly return the Common Shares deposited pursuant to the Offer to the depositing Shareholders or the designees they properly specify in their Letters of Transmittal.

9. Taking Up and Payment for Deposited Common Shares

        Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Common Shares properly deposited under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event within three business days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

        For the purpose of the Offer, the Company will be deemed to have taken up and accepted for payment validly tendered Shares having an aggregate Purchase Price not exceeding US$25,000,000 if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

        The Company reserves the right, in its sole discretion and subject to Rule 14e-l(c) and Rule 13e-4(f) under the Exchange Act (which require that an offeror pay the consideration offered or return securities deposited by or on behalf of Shareholders thereof promptly after the termination or withdrawal of a tender offer), to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 7 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Company also expressly reserves the right, subject to applicable law, to terminate the Offer at any time.

        In the event of pro-ration of Common Shares deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Common Shares accepted for payment promptly after the Expiration Date and will announce the final results of any such pro-ration.

        Payment for Common Shares accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Shareholders for the purpose of receiving payment from the Company, and transmitting such payment to depositing Shareholders or to CDS or DTC on behalf of the depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Common Shares by reason of any delay in paying for any Common Shares or otherwise.

        Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own investment dealers, brokers, bank, trust companies or other intermediaries to determine whether any fees or commissions are payable to such persons in connection with a deposit of Common Shares pursuant to the Offer. Atlantic Power will pay all fees and expenses of the Depositary in connection with the Offer.

        The Depositary will act as agent of persons who have properly deposited Common Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from Atlantic Power of payment for such Common Shares will be deemed to constitute receipt of payment by persons depositing Common Shares.

10. Payment in the Event of Mail Service Interruption

        Notwithstanding the provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques in payment for Common Shares purchased under the Offer and certificates for any Common Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the

Common Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice, in accordance with Section 13 of this Offer to Purchase entitled "Notice", of any determination not to mail under this Section as soon as reasonably practicable after such determination is made.

11. Return of Common Shares

        If any deposited Common Shares are not taken up and paid for by the Company under the Offer for any reason whatsoever, or if certificates are submitted by a Shareholder for more Common Shares than are deposited, certificates for Common Shares not deposited will be returned at the Company's expense by either sending new certificates representing Common Shares not purchased or returning the deposited certificates (and other relevant documents). The certificates and other relevant documents will be forwarded by first class insured mail in the name of and to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such name or address is so specified, then in such name and to such address of such Shareholder as shown on the registers maintained by Computershare Trust Company of Canada promptly after the Expiration Date or withdrawal or termination of the Offer.

12. Liens and Distributions

        Common Shares acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions that may be made on or in respect of such Common Shares to Shareholders of record on or prior to the date upon which the Common Shares are taken up and paid for under the Offer will be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that distribution, whether or not such Shareholder deposits Common Shares pursuant to the Offer.

13. Notice

        Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Common Shares at their respective addresses as shown on the subject Common Share registers maintained in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholder, or (ii) any interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail and in a French language daily newspaper of general circulation in Quebec and in The Wall Street Journal.

14. Treatment of Common Shares Not Deposited Under the Offer

        Common Shares not deposited and purchased pursuant to the Offer will remain outstanding.

        From time to time following the Expiration Date or other date of termination of the Offer, subject to applicable law and the rules of the TSX and the NYSE, including the limitation described below, the Company or its affiliates may acquire any Common Shares that are not deposited pursuant to the Offer through open market purchases, privately negotiated transactions, issuer bids, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

        Rule 14e-5 under the Exchange Act prohibits Atlantic Power and its affiliates from purchasing any Common Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Common Shares other than pursuant to the Offer until the expiration of 10 business days after the applicable Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Atlantic Power may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise.

15. Other Terms

        None of Atlantic Power, its directors, the Dealer Manager, the Depositary, or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 14 of the Circular, "Canadian Federal Income Tax Considerations" and Section 15 of the Circular, "United States Federal Income Tax Considerations".

        No person has been authorized to make any recommendation on behalf of Atlantic Power as to whether Shareholders should deposit or refrain from depositing Common Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Atlantic Power or its Board of Directors.

        The provisions of the accompanying Circular and related Letter of Transmittal and Notice of Guaranteed Delivery, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

        The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

        Atlantic Power, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer, the pro rata entitlement of each depositing Shareholders, if applicable, and the validity of any withdrawals of Common Shares, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) any person outside of the United States of America or Canada or in any state within the United States of America in which the Company is prohibited from making such offer or solicitation by administrative or judicial action pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any state prohibiting the making of the Offer or the acceptance of Common Shares (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that state, it will not market the Offer to, nor will it accept Common Shares from or on behalf of, Shareholders from that state.

        The Company reserves the right to transfer to one or more persons affiliated or associated with it the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer but any such transfer will not relieve the Company of its obligations under the Offer and in no way will prejudice the rights of depositing Shareholders to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

        It is a term of the Offer that for the purposes of subsection 191(4) of the Income Tax Act (Canada), the "specified amount" in respect of each Common Share shall be an amount equal to the Purchase Price less US$0.05, as converted into Canadian dollars using the Bank of Canada daily average Canada-U.S. dollar exchange rate on the Expiration Date. The Company will publicly announce the specified amount when it announces the Purchase Price pursuant to the Offer.

        The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian provincial securities legislation applicable to Atlantic Power with respect to the Offer.

The accompanying Circular contains additional information relating to the Offer.

ATLANTIC POWER CORPORATION
DATED this 25th day of March, 2020.	By:	/s/ JAMES J. MOORE, JR. James J. Moore, Jr. President and Chief Executive Officer

ISSUER BID CIRCULAR

        This Circular is being furnished in connection with the offer by Atlantic Power to purchase for cash up to US$25,000,000 of the issued and outstanding Common Shares at a purchase price of not less than US$1.95 and not more than US$2.20 per Common Share.

        Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the accompanying Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1. Atlantic Power Corporation

        Atlantic Power is a corporation established under the laws of the Province of Ontario, Canada on June 18, 2004 and continued to the Province of British Columbia on July 8, 2005. The Company's registered office is located at 1066 West Hastings Street, 2600, Vancouver, British Columbia V6E 3X1, Canada. Its principal executive offices are located at 3 Allied Drive, Suite 155, Dedham, Massachusetts 02026, United States. Its telephone number is (617) 977-2400.

        Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The power generation projects, which are diversified by geography, fuel type, dispatch profile and offtaker, sell electricity to utilities and other large customers predominantly under long-term PPAs, which seek to minimize exposure to changes in commodity prices. As of December 31, 2019, the Company's portfolio consisted of twenty-one operating projects with an aggregate electric generating capacity of approximately 1,723 megawatts ("MW") on a gross ownership basis and approximately 1,327 MW on a net ownership basis. Sixteen of the projects are majority-owned and managed by the Company. The sixteen projects in operation at December 31, 2019 have generating capacity of approximately 997 MW on a gross ownership basis and approximately 997 MW on a net ownership basis.

        The following charts show, based on generation capacity in megawatts, the diversification of Atlantic Power's portfolio by geography and fuel type for its projects currently in operation:

        Atlantic Power sells the majority of the capacity and energy from its power generation projects under PPAs to a variety of utilities and other parties. Under the PPAs, which have expiration dates ranging from May 2020 to November 2043, Atlantic Power receives payments for electric energy sold to its customers (known as energy payments), in addition to payments for electric generation capacity (known as capacity payments). Two of our projects, representing for 2019 an aggregate of 6% of our operating net MW and 3% of our 2019 Project Adjusted EBITDA, have PPAs or other contractual arrangements that will expire in 2020. The Company also sells steam from a number of its projects to industrial purchasers under steam sales agreements. Sales of electricity are generally higher during the summer and winter months, when temperature extremes create demand for either summer cooling or winter heating.

        The majority of Atlantic Power's natural gas, coal and biomass power generation projects have long-term fuel supply agreements, typically accompanied by fuel transportation arrangements. In most cases, the term of the fuel supply and transportation arrangements correspond to the term of the relevant PPAs and many of the PPAs and steam sales agreements provide for the indexing or pass-through of fuel costs to the Company's customers. In cases where there is no pass-through of fuel costs, Atlantic Power often attempts to mitigate the market price risk of changing commodity costs through the use of hedging strategies.

        Atlantic Power directly operates and maintains the majority of its power generation projects. The Company also partners with recognized leaders in the independent power industry to operate and maintain its other projects, including CMS Energy Corporation, Heorot Power Management LLC and Purenergy LLC. Under these operation, maintenance and management agreements, the operator is typically responsible for operations, maintenance and repair services.

2. Authorized Capital

        The Company's authorized share capital consists of an unlimited number of Common Shares, of which 105,502,338 were issued and outstanding as of March 24, 2020.

        The Common Shares trade on the TSX under the symbol "ATP" and on the New York Stock Exchange (the "NYSE") under the symbol "AT". The Company's 6.00% series E convertible unsecured subordinated debentures (the "Series E Debentures") are traded on the TSX under the trading symbol "ATP.DB.E". The cumulative redeemable preferred shares series 1, cumulative rate reset preferred shares series 2 and cumulative floating rate preferred shares series 3 of Atlantic Power Preferred Equity Ltd. ("APPEL"), the Company's wholly-owned subsidiary, are traded on the TSX under the trading symbols "AZP.PR.A", "AZP.PR.B" and "AZP.PR.C", respectively.

Common Shares

        Holders of Common Shares are entitled to receive dividends as and when declared by the Board of Directors and are entitled to one vote per Common Share on a vote by poll, or one vote per person present who is a Shareholder or a proxy holder for a vote by show of hands, in each case with respect to all matters to be voted on at meetings of Shareholders. Holders of Common Shares have no pre-emptive, conversion or redemption rights and are not subject to further assessment by the Company. Upon Atlantic Power's voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.

3. Purpose and Effect of the Offer

        Since 2015, the Company has utilized a series of NCIBs to repurchase its securities, when doing so has been accretive to management's estimates of intrinsic value per share. During that period, the Company has strengthened its financial position, reducing debt, interest payments and overhead costs. With operating cash flow well supported by PPAs that have an average remaining life of six years and significant cash on its balance sheet, the Company has used discretionary cash to fund acquisitions and repurchase its securities.

        The Company believes that the recent trading level of its Common Shares reflects a price that is below management's estimates of intrinsic value per Common Share and thus has determined that an acceleration and expansion of Common Share repurchases beyond that permitted under the NCIB is in the best interests of the Company. The Board of Directors, therefore, has authorized the issuance of this Offer to purchase up to US$25,000,000 of the Common Shares of Atlantic Power Corporation. The Offer provides liquidity to those shareholders that sell under the Offer while increasing the relative ownership of remaining shareholders. The Board of Directors, together with management, will continue to review various options for the allocation of capital including, but not limited to, repurchases of the Company's securities (as permitted by applicable laws).

        After giving effect to the Offer, Atlantic Power believes that it will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Company from pursuing its foreseeable business opportunities or the potential future growth of the Company's business.

Background to the Offer

        Atlantic Power is making the Offer because the Board of Directors believes that the purchase of Common Shares represents an efficient use of Atlantic Power's discretionary cash and is in the best interests of the Company. Common Shares taken up and paid for by the Company will be cancelled.

        In considering whether the Offer would be in the best interests of the Company, the directors gave careful consideration to a number of factors, including the following:

  (a)
  that the current trading price range of the Common Shares is not considered to be fully reflective of the value of the Company's business and future prospects and that, consequently, the repurchase of Common Shares represents an attractive investment and an appropriate and desirable use of discretionary cash;

  (b)
  that the purchase of Common Shares is a prudent use of the Company's discretionary cash given its business profile and assets, its cash requirements and borrowing costs, and the current market price of the Common Shares;

  (c)
  that, after giving effect to the Offer, the Company will continue to have sufficient financial resources to conduct its ongoing business and operations and for other general corporate purposes of the Company, and the Offer is not expected to preclude Atlantic Power from pursuing other potential foreseeable business opportunities;

  (d)
  the Offer is an equitable and efficient means of distributing capital of up to US$25,000,000 in cash in the aggregate to Shareholders while providing Shareholders with an option to elect whether to participate in the distribution;

  (e)
  the anticipated positive impact that the purchase of Common Shares could have on the Company's cash flow calculated on a per share basis and its estimates of intrinsic value per share, as well as on the return on equity on the Common Shares;

  (f)
  the maximum Purchase Price under the Offer represents a premium to the closing price of the Common Shares on the NYSE of US$2.00 on March 24, 2020 (being the last full trading day before the Offer was announced);

  (g)
  the option is available to all Shareholders and all Shareholders are free to accept or reject the Offer, and, if accepted, to determine what number of Common Shares to deposit under the Offer, subject to applicable legal constraints and the pro rata entitlement of the depositing Shareholders as described in the Offer;

  (h)
  the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Common Shares, should they desire liquidity, in quantities which might not otherwise be available in the market without affecting the trading price unduly, and without incurring brokerage commissions or other transactions costs (subject to any fees or commissions that non-registered Shareholders may be charged by the nominee holding their

    Common Shares on their behalf) which might otherwise be payable on a sale of their Common Shares;

  (i)
  the Offer is not conditional on any minimum number of Common Shares being deposited;

  (j)
  that Shareholders who do not deposit their Common Shares under the Offer will realize an increase in their equity ownership in the Company to the extent that Common Shares are purchased by the Company pursuant to the Offer; and

  (k)
  it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Common Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

        The foregoing summary of information and factors is not intended to be exhaustive of the information and factors considered by the Board of Directors in determining to authorize and approve the Offer, but includes the material factors considered by the Board of Directors in reaching its decision. The members of the Board of Directors evaluated various factors, including those summarized above, in light of their own knowledge of the business, assets, financial condition, operations and prospects of Atlantic Power and based upon the advice of the Company's advisors. In view of the numerous factors considered, the Board of Directors did not find it practicable to, and did not quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual directors may have given different weight to different factors. The determination of the Board of Directors to make the Offer was made after careful consideration, evaluation and deliberation of all of the factors involved and various other information.

        On March 24, 2020, the Board of Directors met telephonically and after discussion and consideration of the factors set forth above, among other factors, the Board of Directors determined to proceed with the Offer. On March 25, 2020, the Company announced its intention to make the Offer.

        Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer and applicable U.S. securities laws prohibit the Company from acquiring any Common Shares until the expiration of 10 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Atlantic Power may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Common Shares, the Company's business and financial position, the results of the Offer and general economic and market conditions.

        None of Atlantic Power, its directors, the Dealer Manager, the Depositary, or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 14 of the Circular, "Canadian Federal Income Tax Considerations" and Section 15 of the Circular, "United States Federal Income Tax Considerations".

        No person has been authorized to make any recommendation on behalf of Atlantic Power as to whether Shareholders should deposit or refrain from depositing Common Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, this Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Atlantic Power or its Board of Directors.

        Except as disclosed in this Circular, the Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  any purchase, sale or transfer of an amount of the Company's subsidiaries' assets or its assets which is material to the Company and its subsidiaries, taken as a whole;

  •
  any material change in the Company's present dividend policy, its capitalization or its indebtedness;

  •
  plans for any change in the Company's present Board of Directors or management or any plans or proposals to change the number or term of the Board of Directors (although (i) the Company may fill vacancies arising on the Board of Directors, and (ii) the Company is considering the adoption of term limits for members of the Board of Directors) or to change any material term of the employment contract of any executive officer;

  •
  any other change in the structure or business of the Company;

  •
  the Company's equity securities ceasing to be listed on the TSX or NYSE;

  •
  the suspension of the Company's obligation to file reports under the Exchange Act;

  •
  the acquisition or disposition by any person of the Company's securities other than acquisitions or dispositions made in the ordinary course of business; or

  •
  any change in the organizational documents of the Company, or other actions that could impede the acquisition of control of the Company.

        The Company entered into a shareholder rights plan (the "Rights Plan") with Computershare Investor Services Inc., as rights agent, on February 28, 2013, which was renewed for a subsequent three year period at its annual and special meeting of shareholders held on June 21, 2016. At the Company's June 19, 2019 annual and special meeting of shareholders, shareholders of the Company approved a proposal to reconfirm the Rights Plan. An amended and restated Rights Plan dated as of June 19, 2019, between the Company and Computershare Investor Services Inc. is now in effect and will continue in effect until it is required to be reconfirmed at the Company's 2022 meeting of shareholders. The purposes of the Rights Plan are: (i) to provide the Board of Directors and shareholders with sufficient time to consider any take-over bid made for the Company and to allow enough time for competing bids and alternative proposals to emerge; (ii) to ensure that all shareholders are treated fairly in any transaction involving a change of control of the Company and that all shareholders have an equal opportunity to participate in the benefits of a take-over bid; and (iii) to encourage potential acquirers to make a Permitted Bid (as defined in the Rights Plan) or, alternatively, to negotiate the terms of any offer for common shares with the Board of Directors.

        The Rights Plan, which is in a typical form for Canadian publicly-listed issuers, was reviewed by the Company's Board of Directors, which reviewed and considered the Rights Plan with the Company's legal advisors. Under the Rights Plan, one share purchase right was issued and attached to each outstanding common share as of March 11, 2013. The rights become exercisable only if a bidder acquires or announces an intention to acquire a total of 20% or more of the common shares, other than pursuant to a Permitted Bid and subject to the ability of the Board of Directors to defer the time at which the rights become exercisable. Following the acquisition of 20% of the outstanding common shares by the bidder, each right held by a person other than the bidder would entitle the holder to purchase common shares at a substantial discount to their then prevailing market price. The issuance of the common shares upon exercise of the rights is subject to receipt of regulatory approval. All purchase rights associated with common shares purchased in the Offer will be cancelled concurrently with the cancellation of the purchased common shares.

Liquidity of Market

        As at March 24, 2020, the Company had issued and outstanding 105,502,338 Common Shares of which approximately 101,871,743 comprise the "public float", which excludes Common Shares owned by "related parties" of the Company, as defined under applicable Canadian securities laws. For the purpose of the Offer, "related parties" include the directors and officers of the Company and holders of Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares. If the Purchase Price is determined to be US$1.95 (being the minimum Purchase Price under the Offer), the maximum number of Common Shares that the Company is offering to purchase pursuant to the Offer represents approximately 12% (12,820,512) of the Common Shares outstanding on March 24, 2020. If the Company purchases 12,820,512 Common Shares pursuant to the Offer, there will be approximately 92,681,826 Common Shares outstanding. In addition, if the Company purchases 12,820,512 Common Shares pursuant to the Offer and none of the "related parties" of the Company deposit their shares pursuant to the Offer, the "public float" will comprise approximately 89,051,231 Common Shares. If the Purchase Price is determined to be US$2.20 (being the maximum Purchase Price under the Offer), the maximum number of Common Shares that the Company is offering to purchase pursuant to the Offer represents approximately 11% (11,363,636) of the Common Shares outstanding on March 24, 2020. If the Company purchases 11,363,636 Common Shares pursuant to the Offer, there will be approximately 94,138,702 Common Shares outstanding. In addition, if the Company purchases 11,363,636 Common Shares pursuant to the Offer, and none of the "related parties" of the Company deposit their shares pursuant to the Offer, the "public float" will comprise approximately 90,508,107 Common Shares.

        The Company is relying, under Canadian securities law, on the "liquid market exemption" in Multilateral Instrument 61-101—Protection of Minority Shareholders in Special Transactions ("MI 61-101") from the requirements of MI 61-101 to obtain a formal valuation applicable to the Offer. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

        Atlantic Power has determined that there is a liquid market in the Common Shares because:

  (a)
  there is a published market for the Common Shares;

  (b)
  during the 12 months before the date the Offer was announced:

  (i)
  the number of issued and outstanding Common Shares was at all times at least 5,000,000 (excluding Common Shares beneficially owned, or over which control and direction was exercised, by related parties and securities that were not freely tradeable);

  (ii)
  the aggregate trading volume of Common Shares on the published market on which the Common Shares were principally traded, being the NYSE, was at least 1,000,000 Common Shares;

  (iii)
  there were at least 1,000 trades in the Common Shares on the NYSE; and

    (iv)
    the aggregate value of the trades in the Common Shares on the NYSE was at least C$15,000,000; and

  (c)
  the market value of the Common Shares on the NYSE, as determined in accordance with MI 61-101, was at least C$75,000,000 for February 2020 (the calendar month preceding the calendar month in which the Offer was announced).

        Based on the liquid market test set out above, the Company determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of Common Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

4. Prior Valuations

        Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation in respect of the issuer that has been made in the 24 months before the date of such offer, the existence of which is known, after reasonable inquiry to the issuer or any director or senior officer of the issuer, whether or not prepared by an independent valuator, which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of Atlantic Power, after reasonable inquiry, no "prior valuations" (as such term is defined in MI 61-101) regarding the Company or its securities or material assets have been prepared within the 24 months preceding the date hereof.

5. Shareholder Withdrawal Rights

        The withdrawal rights of Shareholders are described in Section 6 of the Offer to Purchase, "Withdrawal Rights", and are incorporated into and form part of this Circular.

6. Acceptance for Payment and Payment for the Common Shares

        Upon the terms and subject to the conditions of the Offer, the Company will take up and pay for such Common Shares promptly after the Expiration Date, as described in Section 9 of the Offer to Purchase, "Taking Up and Payment for Deposited Shares".

Number of Shares

        For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to pro-ration, Common Shares deposited and not withdrawn, if, as and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Common Shares for payment pursuant to the Offer.

Payment

        The Purchase Price will be denominated in United States dollars and payments of amounts owing to holders of deposited Common Shares will be made in United States dollars; however, Shareholders may elect to receive the Purchase Price in Canadian dollars as described in the Offer to Purchase. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder.

        Payment for Common Shares accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price with the Depositary, which will act as agent for the depositing Shareholders for the purpose of receiving payment from the Company, and transmitting such payment to depositing Shareholders and to CDS and to DTC on behalf of the depositing Shareholders that hold Common Shares through brokers or other intermediaries.

        In the event of pro-ration of Common Shares deposited pursuant to the Offer, the Company will determine the pro-ration factor and pay for those deposited Common Shares accepted for payment promptly after the Expiration Date and will announce the final results of any such pro-ration.

        Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Common Shares pursuant to the Offer. Atlantic Power will pay all fees and expenses of the Depositary in connection with the Offer.

        Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to US$25,000,000 of its Common Shares as are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, "The Offer" (and not withdrawn in accordance with Section 6 of the Offer to Purchase, "Withdrawal Rights").

        For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 8 of the Offer to Purchase, "Extension and Variation of the Offer".

        If the aggregate purchase price of the Common Shares validly deposited does not exceed US$25,000,000, the Company will, upon the terms and subject to the conditions of the Offer, purchase all Common Shares validly deposited at the Purchase Price. If the aggregate purchase price for the Common Shares validly deposited and not withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders would result in an aggregate purchase price in excess of US$25,000,000, then such deposited Common Shares will be purchased as follows: (i) first, the Company will purchase all Common Shares tendered at or below the Purchase Price by Shareholders who own fewer than 100 Common Shares (the "Odd Lot Holders") at the Purchase Price; and (ii) second, the Company will purchase additional deposited Common Shares at the Purchase Price on a pro rata basis according to the number of Common Shares deposited or deemed to be deposited at a price equal to or less than the Purchase Price by the depositing Shareholders, for an aggregate purchase price of US$25,000,000 less the aggregate purchase price of the Common Shares purchased from Odd Lot Holders. All Auction Tenders and Purchase Price Tenders will be subject to adjustment to avoid the purchase of fractional Common Shares (with fractions rounded down to the nearest whole Common Share). All payments to Shareholders will be subject to deduction of applicable withholding taxes. See Section 3 of the Offer to Purchase, "Number of Shares and Proration of Tenders".

        Atlantic Power's determination as to pro-ration will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

7. Financial Statements

        Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available on the Company's profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov and may be obtained, without charge, upon request to the Company at 3 Allied Drive, Suite 155, Dedham, Massachusetts 02026, United States, Attention: Investor Relations. For the avoidance of doubt, the above-mentioned URLs given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Circular nor should the contents of such web sites be deemed to be incorporated into the Circular.

8. Price Range of Common Shares

Trading of Common Shares on Principal Markets

        The Common Shares are listed on the TSX under the symbol "ATP" and on the NYSE under the symbol "AT". The following tables set forth the high and low closing prices and the volumes of Common Shares traded on the TSX and the NYSE for each of the last 6 months.

TSX

Month	High (C$)	Low (C$)	Volume
September 2019	3.38	3.04	708,381
October 2019	3.15	3.03	761,469
November 2019	3.25	3.06	580,334
December 2019	3.23	3.02	612,104
January 2020	3.23	3.01	2,050,714
February 2020	3.35	3.06	1,092,184

NYSE

Month	High (US$)	Low (US$)	Volume
September 2019	2.55	2.30	1,458,667
October 2019	2.40	2.28	1,575,564
November 2019	2.45	2.32	1,113,426
December 2019	2.43	2.31	1,359,389
January 2020	2.43	2.32	1,395,057
February 2020	2.52	2.27	1,430,214

        On March 24, 2020, the last full trading day prior to the announcement by Atlantic Power of the Offer, the closing price of the Common Shares on the TSX and the NYSE was C$2.83 and US$2.00, respectively.

        The following table sets forth, for the quarterly periods indicated, the high and low closing prices for the Company's Common Shares as reported on the NYSE.

	High (US$)	Low (US$)
Year 2018
First Quarter	2.45	1.85
Second Quarter	2.30	2.05
Third Quarter	2.25	2.10
Fourth Quarter	2.22	2.10
Year 2019
First Quarter	2.84	2.17
Second Quarter	2.62	2.25
Third Quarter	2.62	2.27
Fourth Quarter	2.45	2.28
Year 2020
First Quarter (through March 24, 2020)	2.52	1.76

        Rule 14e-5 under the Exchange Act prohibits Atlantic Power and its affiliates from purchasing any Common Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Common Shares other than pursuant to the Offer until the expiration of 10 business days after the Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Atlantic Power may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise.

Shareholders are urged to obtain current market quotations for the Common Shares.

9. Previous Purchases and Sales of Securities

        During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 4,780,026 Common Shares, 381,794 cumulative redeemable preferred shares series 1, 134,965 cumulative rate reset preferred shares series 2, and 120,000 cumulative floating rate preferred shares series 3 of Atlantic Power, through the facilities of the TSX, the NYSE and other applicable market places in Canada and the United States pursuant to NCIBs.

        Details concerning each purchase of securities pursuant to such NCIBs during the twelve months preceding the date of the Offer are set out in the following chart:

Date of Transaction	Number	Acquisition Price(s) per Security	Aggregate Gross Payment
Common Shares
May 2019	500	US$2.27	US$1,135.00
June 2019	312,807	US$2.2668 to US$2.27	US$709,643.33
August 2019	2,067	US$2.27	US$4,692.09
September 2019	1,175	US$2.27	US$2,667.25
October 2019	49,654	US$2.2699 to US$2.27	US$112,710.06
November 2019	35,223	US$2.3427 to US$2.36	US$82,867.99
December 2019	746,049	US$2.3281 to US$2.36	US$1,754,788.46
January 2020	999,900	C$3.11	C$3,109,689.00
January 2020	576,186	US$2.3403 to US$2.36	US$1,355,000.48
February 2020	151,337	US$2.293 to US$2.36	US$353,315.07
March 2020	1,905,128	US$1.755 to US$2.287	US$3,797,510.31
Preferred Shares Series 1
February 2020	247,894	C$16.40	C$4,065,461.60
March 2020	133,900	C$12.90	C$1,727,310.00
Preferred Shares Series 2
March 2019	50,800	C$18.39	C$934,212.00
June 2019	9,800	C$18.40	C$180,320.00
July 2019	12,000	C$18.30	C$219,600.00
March 2020	62,365	C$13.00 to C$18.22	C$947,845.75
Preferred Shares Series 3
March 2020	120,000	C$17.90	C$2,148,000.00

        On April 10, 2019, the Company redeemed, in full, the aggregate principal amount of C$24.7 million of the outstanding 6.00% Debentures due December 2019. No other securities of Atlantic Power have been purchased or sold by Atlantic Power during the twelve months preceding the date of the Offer.

        Neither Atlantic Power, or to the knowledge of the Company, after reasonable inquiry, any of its directors, executive officers, associates, subsidiaries or controlling persons, or any directors or executive officers of the Company's controlling persons or subsidiaries have effected any transactions involving Common Shares during the 60 days prior to March 25, 2020.

10. Previous Distribution of Common Shares

        The named executive officers and other employees of the Company are eligible to participate in the long-term incentive plan ("LTIP") as determined by the Board of Directors. The purpose of the LTIP is to align the interests of employees with those of the Shareholders by providing an opportunity to increase their share ownership over time and to assist in attracting, retaining and motivating key employees of the Company by making a significant portion of their incentive compensation directly dependent upon the achievement of strategic, financial and operational objectives critical to growing the Company and increasing its long-term value.

        During the five years preceding the date of the Offer, there have been no distributions of Common Shares, other than the following issuances of Common Shares upon the settlement of notional shares awarded pursuant to the LTIP ("Notional Shares") and Common Shares issued pursuant to the Company's dividend reinvestment plan (which was terminated in February 2016).

Date of Issuance	Average Price Per Common Share		Number of Common Shares
January 2015 to December 2015	US$	2.61	876,770
January 2016 to December 2016	US$	2.34	516,557
January 2017 to December 2017	US$	2.43	655,479
January 2018 to December 2018	US$	2.03	905,085
January 2019 to December 2019	US$	2.72	1,217,669
January 2020 to March 24, 2020	US$	2.49	587,379	*

*
All such Common Shares were issued on February 25, 2020 upon the settlement of Notional Shares.

        The following table sets forth the number of Common Shares issued to directors and executive officers of the Company on February 25, 2020 upon the settlement of Notional Shares:

Name	Relationship with Company	Number of Common Shares Issued
James J. Moore, Jr.	President and Chief Executive Officer, Director	161,552
Terrence Ronan	Executive Vice President and Chief Financial Officer	110,517
Joseph E. Cofelice	Executive Vice President, Commercial Development	112,383
James P. D'Angelo	Chief Administrative Officer	65,522
Jeffrey S. Levy	Senior Vice President, General Counsel and Corporate Secretary	75,981

        The Company did not receive any cash consideration for the issuance of the Common Shares in connection with the settlement of Notional Shares. Other than as set forth above, there were no issuances of Common Shares to directors, executive officers, associates, subsidiaries or controlling persons, or any directors or executive officers of the Company's controlling persons within the 60 days prior to March 25, 2020.

11. Dividend Policy

        On February 9, 2016, Atlantic Power announced changes to its capital allocation strategy designed to create value for shareholders in a tax-efficient manner, while also improving the Company's financial flexibility and strengthening its balance sheet. As part of that strategy, the Company began to prioritize the allocation of its discretionary capital (after mandatory debt repayment) to purchases of its equity and debt. Also on February 9, 2016, and as a result of the redirection of capital to expected higher-return purposes, the Board of Directors, consistent with management's recommendation, eliminated the Company's common stock dividend. In conjunction with the elimination of the common stock dividend, the Company's dividend reinvestment plan was terminated. The determination of whether future dividends will be paid will be made by the Board of Directors, in its sole discretion.

12. Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares

Ownership of the Securities of the Company

        The following table indicates, as at March 24, 2020, the number of securities beneficially owned, or over which control or direction was exercised, by each director and officer of the Company and, to the knowledge of the Company after reasonable enquiry, each associate and affiliate of the Company, each associate and affiliate of each director and officer of the Company, each insider of the Company (other than directors and officers) and each associate and affiliate of such insider. The address of each director and executive officer is c/o 3 Allied Drive, Suite 155, Dedham, Massachusetts 02026.

Name	Relationship with Company	Common Shares Number (% of Outstanding)(1)	Debentures Aggregate (US$) (% of Outstanding)	Units Held in the Deferred Share Unit Plan	Notional Shares Held under the Transition Equity Grant Participation Agreement	Notional Shares Granted Under the LTIP
R. Foster Duncan	Director	0%	—	207,066	—	—
Kevin T. Howell	Director	0.2%	—	139,425	—	—
Gilbert S. Palter	Director	0.6%	—	121,351	—	—
Danielle S. Mottor	Director	0%	—	49,021	—	—
James J. Moore, Jr.	President and Chief Executive Officer, Director	1.0%	—	—	269,952	594,119
Terrence Ronan	Executive Vice President and Chief Financial Officer	0.5%	—	—	—	316,984
Joseph E. Cofelice	Executive Vice President, Commercial Development	0.8%	—	—	—	316,984
James P. D'Angelo	Chief Administrative Officer	0.1%	—	—	—	190,069
Jeffrey S. Levy	Senior Vice President, General Counsel and Corporate Secretary	0.2%	—	—	—	217,927

(1)
Based on 105,502,338 Common Shares outstanding as at March 24, 2020

        To the knowledge of the Company, as at March 24, 2020, no person beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding

Common Shares. No person or company is acting jointly or in concert with the Company in connection with the Offer.

Commitments to Deposit Common Shares

        Atlantic Power has no agreements, commitments or understandings to purchase Common Shares or other securities of the Company, other than pursuant to the Offer, the NCIB of the Company commenced in December 2019 and as disclosed under Section 13 of this Circular "Material Changes in the Affairs of the Company". To the knowledge of the Company, after reasonable enquiry, no person named under Section 12 of this Circular, "Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares—Ownership of the Securities of the Company" has any agreement, commitment or understanding to purchase Common Shares or other securities of the Company. In the event that the circumstances or decisions of any such persons or companies change, they may decide to tender, or not to tender, Common Shares to the Offer or sell, subject to applicable laws, their Common Shares through the facilities of the TSX, the NYSE or otherwise during the period prior to the Expiration Date.

Benefits From the Offer

        To the knowledge of the Company, after reasonable enquiry, no person or company named under Section 12 of this Circular "Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares—Ownership of the Securities of the Company" will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Shareholders generally from accepting or refusing to accept the Offer.

Arrangements or Understandings with Securityholders

        There are no arrangements, commitments, or understandings, formal or informal, made or proposed to be made between Atlantic Power and a Shareholder relating to the Offer.

13. Material Changes in the Affairs of the Company

        Except as described or referred to in the Offer, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company not previously generally disclosed and known to the Company which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer. From time to time, the Company explores potential strategic opportunities and transactions. These opportunities and transactions may include the acquisition or disposition of material assets and other similar opportunities or transactions. Such opportunities or transactions may have a significant effect on the price or value of the Company's securities.

14. Canadian Federal Income Tax Considerations

        The Company has been advised by Goodmans LLP that the following summary describes certain of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the "Tax Act") generally applicable, as at the date hereof, to a disposition of Common Shares pursuant to the Offer.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form currently proposed. No assurances can be given that the

Proposed Amendments will be enacted as currently proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by judicial, governmental, regulatory, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations.

        This summary is not applicable to a Shareholder: (i) that is a "financial institution" for purposes of the "mark-to-market" rules, (ii) that is a "specified financial institution", (iii) an interest in which is a "tax shelter investment", (iv) that reports its "Canadian tax results" in a currency other than Canadian dollars, or (v) that has entered into, with respect to the Common Shares, a "derivative forward agreement" or a "dividend rental arrangement", as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Common Shares pursuant to the exercise of an employee stock option or otherwise in connection with employment and who disposes of such Common Shares pursuant to the Offer. Such Shareholders should consult their own tax advisors regarding their particular circumstances.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to Canadian federal income tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be expressed in Canadian dollars, including adjusted cost base and proceeds of disposition. Any amount denominated in another currency must be converted into Canadian dollars using exchange rates as determined in accordance with the Tax Act.

        This summary assumes that at all relevant times the Common Shares will be listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the TSX and the NYSE).

Residents of Canada

        This portion of the summary is applicable to a Shareholder who, at all relevant times for the purposes of the Tax Act (i) is or is deemed to be a resident of Canada, (ii) deals at arm's length with Atlantic Power and is not affiliated with Atlantic Power, (iii) is not exempt from tax under Part I of the Tax Act, and (iv) holds its Common Shares as capital property (a "Resident Shareholder"). Generally, Common Shares will be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. A Resident Shareholder whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have the Common Shares and every other "Canadian security", as defined in the Tax Act, owned by such Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Shareholders are advised to consult their own tax advisors to determine if this election is appropriate in their particular circumstances.

        A Resident Shareholder who disposes of a Common Share to Atlantic Power pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the disposition provided that the paid-up capital of such Common Share for purposes of the Tax Act at the time of the disposition exceeds the amount paid by Atlantic Power for such Common Share pursuant to the Offer. Counsel has been advised by Atlantic Power that the paid-up capital of each Common Share for purposes of the

Tax Act currently exceeds the maximum amount payable for such Common Share pursuant to the Offer (based on the Canada-U.S. dollar exchange rate on the date hereof). Atlantic Power has also advised counsel that it expects that the paid-up capital of each Common Share for purposes of the Tax Act will exceed the maximum amount payable for such Common Share at the time the shares are disposed of pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Resident Shareholder on the disposition of a Common Share to Atlantic Power pursuant to the Offer.

        The amount paid by Atlantic Power for a Common Share disposed of by a Resident Shareholder under the Offer will be treated as proceeds of disposition of the Common Share. The Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Common Share equal to the amount by which the Resident Shareholder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Common Share.

        Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a "taxable capital gain") realized by it in that year. A Resident Shareholder must generally deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may generally be applied to reduce net taxable capital gains realized by the Resident Shareholder in the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances specified in the Tax Act.

        The amount of a capital loss realized on the disposition of a Common Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Common Shares. Similar rules may apply where Common Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

        A Resident Shareholder who is an individual (other than a trust) and has realized a capital loss on the disposition of Common Shares pursuant to the Offer could have all or a portion of that loss denied under the "superficial loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder for purposes of the Tax Act has acquired Common Shares in the period beginning 30 days before the disposition of Common Shares pursuant to the Offer and ending 30 days after the disposition of Common Shares pursuant to the Offer, and such acquired Common Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders who are individuals are urged to consult with their own tax advisors with respect to the application of the "superficial loss" rules having regard to their own circumstances.

        A Resident Shareholder that is a corporation or trust and has realized a capital loss on the disposition of Common Shares pursuant to the Offer could have all or a portion of that loss denied under the "stop—loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder for purposes of the Tax Act has acquired Common Shares in the period beginning 30 days before the disposition of Common Shares pursuant to the Offer and ending 30 days after the disposition of Common Shares pursuant to the Offer, and such acquired Common Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders that are corporations or trusts are urged to consult with their own tax advisors with respect to the application of the "stop-loss" rules having regard to their own circumstances.

        A Resident Shareholder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout the year may be liable to pay an additional tax (refundable in certain circumstances)

on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

        A Resident Shareholder who is an individual or a trust (other than certain specified trusts) who realizes a capital gain on the disposition of Common Shares pursuant to the Offer may be subject to alternative minimum tax under the Tax Act. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules in the Tax Act

Non-Residents of Canada

        This portion of the summary is applicable to a Shareholder who, at all relevant times for purposes of the Tax Act: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Common Shares in connection with carrying on a business in Canada, (iii) has not, either alone or in combination with persons with whom the Shareholder does not deal at arm's length and partnerships in which the Shareholder and/or any such non-arm's length persons hold a membership interest directly or indirectly through one or more partnerships, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of Atlantic Power at any time within a 60-month period preceding the disposition of the Common Shares under the Offer, and whose Common Shares are not otherwise deemed to be taxable Canadian property (as defined in the Tax Act), (iv) deals at arm's length with Atlantic Power and is not affiliated with Atlantic Power, and (v) is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Resident Shareholder").

        A Non-Resident Shareholder who disposes of a Common Share to Atlantic Power pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the disposition provided that the paid-up capital of such Common Share for purposes of the Tax Act at the time of the disposition exceeds the amount paid by Atlantic Power for such Common Share pursuant to the Offer. Counsel has been advised by Atlantic Power that the paid-up capital of each Common Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Common Share pursuant to the Offer (based on the Canada-U.S. dollar exchange rate on the date hereof). Atlantic Power has also advised counsel that it expects that the paid-up capital of each Common Share for purposes of the Tax Act will exceed the maximum amount payable for such Common Share at the time the shares are disposed of pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Non-Resident Shareholder on the disposition of a Common Share to Atlantic Power pursuant to the Offer.

        A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of a Common Share pursuant to the Offer.

15. United States Federal Income Tax Considerations

        The following discussion describes certain U.S. federal income tax consequences of the Offer to Shareholders whose securities are properly tendered and accepted for payment pursuant to the Offer. Those Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

        This discussion is based upon the provisions of the Code, existing final and temporary regulations promulgated thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below. This discussion does not address any other U.S. federal tax considerations (such as gift taxes, or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

        The Company has not requested and will not request a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below. The IRS may disagree with and challenge any of the conclusions reached herein.

        This discussion applies only to U.S. Holders (as defined below) of Shares that own the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), and does not comment on all aspects of U.S. federal income taxation that may be important to certain Shareholders in light of their particular circumstances, such as Shareholders subject to special tax rules (e.g., banks and other financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, personal holding companies, "S" corporations, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons that own 10% or more of the Company's stock (by vote or by value), persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction, persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, or persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a Shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding Common Shares are urged to consult their own tax advisors regarding the tax consequences of participating in the Offer.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Shares that is a citizen or resident of the United States of America, a domestic corporation or that is otherwise subject to U.S. federal income tax on a net income basis in respect of the Shares.

Characterization of the Purchase—Distribution vs. Sale Treatment

        The purchase of Common Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. The purchase will be treated as a sale or exchange if a U.S. Holder satisfies at least one of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests—Determination of Sale or Distribution Treatment

        The purchase of Common Shares pursuant to the Offer will be treated as a sale of the Common Shares, rather than as a distribution in respect of such Common Shares, by a U.S. Holder if any one of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete termination" of the U.S. Holder's equity interest in the Company;

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in the Company; or

  •
  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend".

        For purposes of determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account not only the Common Shares actually owned by the U.S. Holder, but also Common Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may be treated as constructively owning Common Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Common Shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

        The purchase of a U.S. Holder's Common Shares pursuant to the Offer will result in a "complete termination" of a U.S. Holder's equity interest in the Company for purposes of the Section 302 tests if, immediately after the purchase, the U.S. Holder actually and constructively owns no stock of the Company. In applying the "complete termination" test, U.S. Holders may be eligible to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the "complete termination" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

        The purchase of a U.S. Holder's Shares pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder for purposes of the Section 302 tests, if the ratio of the Common Shares owned (actually or constructively) by the U.S. Holder in relation to all Common Shares immediately after the purchase is less than 80% of the ratio of the Common Shares owned (actually or constructively) by the U.S. Holder in relation to all Common Shares immediately before the purchase.

        The purchase of a U.S. Holder's Common Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" for purposes of the Section 302 tests if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in the Company, given the U.S. Holder's particular facts and circumstances. Whether a U.S. Holder of Common Shares meets this test will depend on the U.S. Holder's particular facts and circumstances, as well as the relative percentage of Common Shares tendered by such holder and each of the other holders of Common Shares. If the relative stock interest of a U.S. Holder in the Company is minimal and such U.S. Holder does not exercise any control over or participate in the management of the Company's corporate affairs, even a small reduction in the percentage interest owned by such U.S. Holder may constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from the Company are "not essentially equivalent to a dividend" should consult their tax advisors to determine the possibility of satisfying this test.

        The Company cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment.

        Each U.S. Holder should be aware that because proration may occur in the Offer, even if all of the Common Shares actually and constructively owned by a U.S. Holder are tendered to the Offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such Shares may be purchased by the Company. Consequently, the Company cannot provide assurances that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that the purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

        If a U.S. Holder satisfies any of the Section 302 tests, its sale proceeds will be taxable in accordance with the section below titled "Treatment of a Sale of Common Shares."

        Section 302 and the related regulations and guidance are complex. U.S. Holders should consult their own tax advisors regarding the proper treatment of a disposition of Common Shares pursuant to the Offer in light of the U.S. Holder's particular circumstances.

Treatment of a Distribution in Respect of Common Shares

        If a U.S. Holder does not satisfy any of the Section 302 tests described above, the gross amount (including any amount withheld for Canadian taxes) received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's Common Shares. A distribution to a U.S. Holder will be taxable to the U.S. Holder as a foreign source dividend to the extent the Company pays the distribution out of its current or accumulated earnings and profits.

        Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in its Common Shares and thereafter as capital gain. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.

        Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual and certain other non-corporate U.S. Holders may be subject to reduced rates of taxation if the corporation paying the dividend is a "qualified foreign corporation" for U.S. federal income tax purposes. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. Treasury Department guidance indicates that stock such as the Common Shares, which are tradable on the NYSE, are considered readily tradable on an established securities market in the United States.

Treatment of a Sale of Common Shares

        A U.S. Holder that is treated as selling all or a portion of its Common Shares to the Company pursuant to the Offer will recognize U.S. source capital gain or loss in an amount equal to the difference between (x) the sum of the amount of cash received under the Offer and the amount of any Canadian withholding tax, if any, withheld in respect of such U.S. Holder and (y) the U.S. Holder's adjusted tax basis in such Common Shares that are sold pursuant to the Offer. The gain or loss recognized generally will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the Shares is greater than one year as of the date of the Company's purchase pursuant to the Offer.

        Such gain or loss will generally be long term capital gain or loss if the U.S. Holder's holding period for the Common Shares sold exceeds one year at the time of the sale. Long-term capital gains of a non-corporate U.S. Holder are currently eligible for reduced rates of U.S. federal income taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Foreign Currency Exchange

        A U.S. Holder that receives its sale proceeds in U.S. dollars will not recognize any foreign currency gain or loss. A U.S. Holder that elects to receive its sale proceeds in Canadian dollars and converts the proceeds into U.S. dollars on the same day as it receives them will not recognize any foreign currency gain or loss. A U.S. Holder that elects to receive its sale proceeds in Canadian dollars and converts the proceeds into U.S. dollars at a later date may recognize foreign currency gain or loss which will be taxed as U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

        The proceeds of a sale by a U.S. Holder of Common Shares pursuant to the Offer may be subject to information reporting to the IRS and to U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes other required certifications, or that is otherwise exempt from backup withholding and establishes such exempt status.

        Backup withholding is not an additional tax. Amounts withheld may be credited against a U.S. Holder's U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

        THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

16. Certain Legal Matters; Regulatory Approvals

        The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of the Common Shares as contemplated pursuant to the Offer, nor, except as noted below, is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for its acquisition or ownership of the Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, the Company presently contemplates that it will seek that approval or other action and make or cause to be made such notice filings. The Company cannot predict whether it will be required to delay the acceptance for payment of or payment for the Common Shares deposited in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company's business and financial condition.

        Atlantic Power has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking-up Common Shares which have been properly deposited under the Offer and not withdrawn before the original Expiration Date. See Section 8 of the Offer to Purchase, "Extension and Variation of the Offer".

        The Company's obligations pursuant to the Offer to accept for payment and pay for the Common Shares are subject to the satisfaction of certain conditions described under the headings Section 7, "Conditions of the Offer", Section 8, "Extension and Variation of the Offer" and Section 9 of the Offer to Purchase, "Taking Up and Payment for Deposited Common Shares."

17. Source of Funds

        The Company will fund any purchases of Common Shares pursuant to the Offer from available cash on hand.

18. Depositary

        Atlantic Power has appointed Computershare Trust Company of Canada to act as a depositary for, among other things, (i) the receipt of certificates representing Common Shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt from the Company of cash to be paid in consideration of the Common Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (iii) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depositary may, but shall be under no obligation to, contact Shareholders by mail, telephone or facsimile and may request investment dealer, broker, bank, trust company or other nominees of Shareholders to forward materials relating to the Offer to beneficial owners of Common Shares. The Depositary is not an affiliate of the Company and the Depositary also acts as the Company's transfer agent and registrar.

19. Fees and Expenses

        RBC Dominion Securities Inc. has been retained by the Company to act as the financial advisor and the dealer manager in Canada and the United States, respectively, in connection with the Offer. The Dealer Manager has also acted as financial advisor to the Company. To the extent that the Dealer Manager intends to engage in any activities in the United States for which registration as a broker-dealer is required, it will do so only through its U.S. registered broker-dealer, or otherwise as permitted by applicable U.S. law. The Company has agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities. The Dealer Manager will also receive a fee from the Company in payment for services rendered as dealer manager and financial advisor.

        Atlantic Power has retained Computershare Trust Company of Canada to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

        Atlantic Power expects to incur expenses which it estimates at approximately US$0.9 million in connection with the Offer, which includes the filing fees, fees for the Dealer Manager, legal, translation, accounting, depositary and printing fees.

20. Statutory Rights

        Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

21. Directors' Approval

        The contents of the Offer and Circular have been approved, and the sending, communicating or delivery of the Offer and Circular to the Shareholders of the Company has been authorized, by the Board of Directors of the Company.

22. Additional Information

        The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Access to these reports filed with or furnished to the SEC may be obtained free of charge through the Investors section of our website at

https://investors.atlanticpower.com/corporate-profile as soon as is reasonably practical after we electronically file or furnish these reports. In addition, our filings with the SEC may be accessed through the SEC's website at www.sec.gov and our filings with the Canadian Securities Administrators (CSA) may be accessed through the CSA's System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Information contained on our website or the SEC or CSA websites or that can be accessed through those websites is not incorporated by reference in this Circular and should not be considered to be a part of this Circular. We have included our website address and that of the SEC and CSA only as inactive textual references and do not intend them to be active links to such websites. All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by applicable law. We are not a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        Any questions or requests for assistance may be directed to the Dealer Manager or the Depositary at their respective addresses and telephone numbers as set forth on the back cover of this Offer and Circular. Any requests for additional copies of this Offer and Circular, the related Letter of Transmittal and Notice of Guaranteed Delivery or other related documents may be directed to the Dealer Manager or the Depositary. A Shareholder may also contact such Shareholder's investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.

CERTIFICATE

March 25, 2020

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

/s/ JAMES J. MOORE, JR. James J. Moore, Jr.	/s/ TERRENCE RONAN Terrence Ronan
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

On behalf of the Directors:

/s/ FOSTER DUNCAN Foster Duncan	/s/ KEVIN HOWELL Kevin Howell
Director	Director

Any questions and requests for assistance may be directed to:

The Dealer Manager for the Offer:

RBC Dominion Securities Inc.

Toll Free: 1 (855) 214-1269

        The Letter of Transmittal, certificates representing Common Shares and any other required documents should be sent or delivered by each depositing Shareholder or the Shareholder's investment dealer, broker, bank, trust company or other nominee to the Depositary at its Toronto, Ontario office address below:

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail	By Hand, Courier or Registered Mail:

Computershare Trust Company of Canada	Computershare Trust Company of Canada
P.O. Box 7021	100 University Avenue
31 Adelaide Street East	8th Floor
Toronto, Ontario M5C 3H2	Toronto, Ontario M5J 2Y1
Attention: Corporate Actions	Attention: Corporate Actions

North American Toll Free: 1-800-564-6253
 Overseas: 1-514-982-7555
 E-Mail: corporateactions@computershare.com

        Any questions or requests for assistance may be directed to the Dealer Manager or the Depositary at the addresses and telephone number set forth above. Additional copies of the Offer and Circular and the related Letter of Transmittal may be obtained from the Dealer Manager or the Depositary. Shareholders should also contact their investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.